Exhibit 10.3

LISTING AGREEMENT OF PROPERTY FOR LEASE AND/OR SALE
COLLIERS PINKARD
Charlotte, North Carolina

This Listing Agreement of Property for Lease and/or Sale is made this 2 day of February    , 2004 by and between W. C. PINKARD & CO., INC. dba COLLIERS PINKARD (“Listing Agency”)and YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP                 , (“Seller/Landlord”).

          In consideration of Listing Agency’s agreement to list the property described in section 3 hereof and in the attached Exhibit A (the “Property”) for Lease and/or Sale and to use its efforts to find a Buyer/Tenant, the undersigned Seller/Landlord agrees with Listing Agency as follows:

1. EXCLUSIVE RIGHT TO LEASE OR SELL. For a period extending until midnight on October 31 , 2004 (“Expiration Date”), Listing Agency shall have the exclusive right to Lease and/or Sell the Property as agent of Seller/Landlord at the price and on the terms set forth below, or upon such other terms as may be agreed upon in writing by Seller/Landlord with any Buyer/Tenant. On the Expiration Date, this Agreement shall terminate, without notice, provided that Seller/Landlord’s indemnities, representations and warranties, and other obligations contained herein that by their terms are intended to survive the termination of this Agreement shall so survive the termination of this Agreement.

2. BROKER COOPERATION/AGENCY RELATIONSHIPS. Listing Agency has advised Seller/Landlord of Listing Agency’s general company policy regarding cooperating with Subagents, Buyer/Tenant’s Agent or Dual Agents. Seller/Landlord has read the Working With Real Estate Agents publication contained herein, and agrees to authorize the Listing Agency to compensate (subject to the schedule of commissions attached as Exhibit B (“Schedule of Commissions”)) and cooperate with the following:

•	Buyer/Tenant Agents representing only the Buyer/Tenant

•	Seller/Landlord authorizes Listing Agency to act as a Dual Agent representing both the Seller/Landlord and the Buyer/Tenant in the same transaction, as set forth in the attached Dual Agency Addendum.

Listing Agency agrees to inquire of all agents at the time of initial contact as to their agency status. Listing Agency will provide a written disclosure of agency to Seller/Landlord in connection with the presentation of any contract pursuant to this Listing Agreement.

     3. PROPERTY:

(Address): 6623-6625 Executive Circle Drive, Charlotte, NC 28212

(Legal Description/Description):Meck. Co. tax i.d. # 103-261-10

4. LISTING GUIDELINES:

Sale Price: to be determined

Lease Price: $13.59 per SF (gross of full service)

Other Terms: n/a

5. MARKETING: Listing Agency agrees to promote the lease and /or sale of the property and circulate information concerning the property and its availability to other real estate brokers dealing in commercial, industrial, or investment property, public and private industrial development agencies, railroad, utility, and other organizations in such form as, in the judgment of Listing Agency, will enhance the prospective lease and/or sale of the said real property. Listing Agency is hereby authorized to place one or more of Listing Agency’s customary signs on the property. Seller/Landlord agrees, as and when billed, to reimburse Listing Agency (regardless of whether any commission is earned or payable hereunder) for all of Listing Agency’s out-of-pocket expenses in connection with the promotion of the property, including but not limited to signage, printing, photographs, mailings, and communications, plus a charge of 10% of such expenses for administrative costs of Listing Agency in connection therewith. Listing Agency will obtain Seller/Landlord’s consent prior to incurring any marketing expense.

6. COOPERATION WITH LISTING AGENCY:

     a. Exclusive Rights: Seller/Landlord agrees to cooperate with Listing Agency to facilitate the leasing and/or sale of the Property. The Property may be shown only by appointment made by or through Listing Agency. Seller/Landlord shall refer to Listing Agency all inquiries or offers it may receive regarding this Property. Seller/Landlord agrees to cooperate with Listing Agency in bringing about a sublease, lease or sale of the Property, to furnish Listing Agency with a copy of any lease or master lease affecting the Property and to immediately refer to Listing Agency all inquiries by anyone interested in the Property. All negotiations shall be conducted through Listing Agency. Listing Agency shall be identified as the contact firm with all state and local economic development agencies being notified of the Property’s availability.

     b. Services: No management services, repair services, collection services, notices, legal services or tax services shall be implied as being provided by the Listing Agency by this agreement. In the event that the Listing Agency does procure any of these services at the request of the Seller/Landlord, it is understood and agreed that Listing Agency shall only be acting in the capacity of procurer for the Seller/Landlord and shall accrue no liability or responsibility in connection with any services so obtained on behalf of Seller/Landlord. This exclusion of liability and responsibility shall not apply in the event that Listing Agency directly contracts with Seller/Landlord to provide any such service.

     c. Later to lease or sale to prospect: If within 180 days after the expiration of the exclusive listing period Seller/Landlord shall directly or indirectly lease or sell or agree to lease or sell the Property to a party or parties to whom Listing Agency (or any other agent acting for or through Listing Agency) has communicated concerning the Property during this exclusive period, Seller/Landlord shall pay Listing Agency the same commission to which it would have been entitled had the lease(s) or sale(s) been made during the exclusive listing period; provided, that the name(s) of the respective prospect(s) was delivered or postmarked to the Seller/Landlord by the Listing Agency within 15 days after the expiration of the exclusive listing period (“Registered Prospect(s)”). In the event the subject Property is exclusively listed for lease or sale with another agency after the expiration of this agreement and a Registered Prospect options or contracts to purchase the Property within 180 days of the expiration of this agreement, then the Seller/Landlord shall pay to the Listing Agency a full commission provided for in the attached Schedule of Commissions. It is not Listing Agency’s intention to hereby obligate Seller/Landlord to pay two commissions; Seller/Landlord should insure that any prospect registered pursuant to this subparagraph are excluded from any subsequent listing agreement.

7. COMMISSIONS: The amount, format or rate of real estate omissions is not fixed by law. Commissions are set by each broker individually and may be negotiable between principal and broker.

     a. Sales Commissions:

     (i) Listing Agency’s commission shall be calculated according to the Schedule of Commissions.

     (ii) Commissions shall be paid in cash or by bank check. Gross sales price shall include any and all consideration received or receivable, in whatever form, including but not limited to the assumption or release of existing liabilities. The commission shall be paid upon delivery of the deed or other evidence of transfer of title or interest; provided, however, if the transaction involves an installment contract, then payment shall be made upon the signing of such installment contract. In the event of any breach by Seller/Landlord, his successors or assigns, of any contract of purchase and sale, it is understood and agreed that the commission shall remain earned and payable upon notice given by Seller/Landlord to purchaser of his intent not to proceed with such sale, notwithstanding the basis of such intent not to proceed. In the event Seller/Landlord contributes or conveys the Property or any interest therein to a joint venture, partnership or other business entity or executes an exchange, the commission shall be calculated on the fair market value of the Property or interest therein contributed, conveyed, transferred or exchanged and shall be payable at the time of the contribution, conveyance, transfer or exchange. If Seller/Landlord is a partnership, corporation or other business entity, and an interest in the partnership, corporation or other business entity is transferred, whether by merger, outright purchase, or otherwise, in lieu of a sale of the Property, and applicable law does not prohibit the payment of a commission in connection with such sale or transfer, the commission shall be calculated on the fair market value of the Property, rather than the gross sales price, multiplied by the percentage of interest so transferred, and shall be paid at the time of the transfer.

b.	Lease or Sublease Commissions: Commission shall be earned on execution of a lease by Landlord and a Tenant in accordance with the rates as shown in the Schedule of Commissions.

     c. General Commissions Provisions:

     (i) Listing Agency shall not be required to compensate or pay any commission to, either directly or indirectly, a Buyer/Tenant (or principal, officer, director, partner, member or substantial shareholder thereof) who seeks to be compensated or paid a commission in connection with any transaction with Seller/Landlord pursuant to this agreement.

     (ii) If Listing Agency shall have worked directly with a Buyer/Tenant in connection with the Property, either as a client or a customer, and such relationship is evidenced in writing (either by an Agency Disclosure — NCAR Form #510 or substantially similar registration document), then Listing Agency shall not be permitted to compensate or pay any commission to another real estate agent (not associated with Listing Agency) in connection with any transaction pursuant to this agreement, which transaction involves said Buyer/Tenant so registered; provided however, Listing Agency shall be permitted to compensate a cooperating agency who is the procuring cause of such transaction.

     (iii) In the event Seller/Landlord fails to make payments within the time limits set forth herein, then the delinquent amount shall bear interest from the date due until paid at the lower of the rate of eighteen percent (18%) per annum or the highest lawfully permitted rate in the state of North Carolina. If Listing Agency is required to institute legal action (including mediation or arbitration) against Seller/Landlord relating to this or any agreement of which it is a part, Listing Agency shall be entitled to reasonable attorney’s fees and costs.

     (iv) The term “Seller/Landlord” as used herein shall be deemed to include, but not be limited to, the owner of the Property or a party under contract to acquire the Property. The term “Buyer/Tenant” as used herein shall be deemed to include, but not be limited to, assignee of a Buyer/Tenant.

8. REPRESENTATIONS: Seller/Landlord represents and warrants to Listing Agency that it has the right to offer the Property for lease or for sale and further represents and warrants that it has the right and authority to execute and deliver such instruments as may be necessary to effectuate any transaction contemplated hereby.

9. ENVIRONMENTAL MATTERS: Seller/Landlord, directly or through whom a claim may be made by any other party or parties against the Listing Agency shall indemnify, defend and hold harmless the Listing Agency, its agents and employees from any loss, liability, damage, cost or expense, including without limitation, reasonable legal, accounting, consulting, engineering, court costs and other expenses related to the presence of storage tanks or the presence or release of hazardous substances, which are defined as those substances, materials, and wastes, including but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (490 CFR 172. 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyl, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act. 33 U.S.C. Sec. 125 1, ET sego. (33 U.S.C. Sec. 132 1) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Sec. 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et sego., (42 U.S.C. Sec. 6903) or (vi) defined as a “hazardous substance” pursuant to Section I 01 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42U.S.C.Sec.9601, ester,(42U.S.C.Sec.9601).

10. BANKRUPTCY: In the event that the Property comes under the jurisdiction of a bankruptcy court, Seller/Landlord shall immediately notify the Listing Agency of the same and, if Seller/Landlord is the subject of bankruptcy, shall promptly take all steps necessary to obtain court approval of Listing Agency’s appointment to sell the Property, unless Listing Agency shall elect to terminate this Agreement upon said notice.

11. INDEMNIFICATION: Seller/Landlord represents and warrants that the information set forth herein and any other information as may be furnished by the Seller/Landlord is correct to the best of Seller/Landlord’s knowledge; Listing Agency shall have no obligation or responsibility for checking or verifying any such information. Further, Seller/Landlord agrees to indemnify Listing Agency for any and all loss or damage sustained by Listing Agency as a result of Listing Agency’s or Seller/Landlord’s furnishing such information to a Buyer/Tenant or anyone else.

12. EARNEST AND OPTION MONEY: Listing Agency does not maintain a trust account to hold Earnest Money or Option Money deposits for parties to a sale transaction. Consequently, any such deposit must be held by a title company or an attorney.

13. NOTICE: All notices or requests under this Listing Agreement of Property for Lease and/or Sale shall be given by US Mail, postage prepaid, registered or certified mail with return receipt requested, or by a nationally recognized overnight delivery service (e.g. Federal Express, Purolator, UPS or Airborne) and shall be effective upon delivery.

ADDRESS OF SELLER/LANDLORD	COLLIERS PINKARD
C/O ISC Management	330 South Tryon Street
600 Towne Centre Blvd., Ste. 105	Suite 301
Pineville, NC 28134	Charlotte, NC 28202-1916
Attn: Jerry Moore	Attn: Robert A. Cochran, SIOR

14. PARTIES AND BENEFIT: This agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns and their personal representatives. Each signatory to this agreement represents and warrants that he or she has full authority to sign this agreement on behalf of the party for whom he or she signs and that this agreement binds such party. This agreement contains the entire agreement of the parties and may not be modified except in writing signed by all of the parties hereto.

15. SPECIAL PROVISIONS: none

16. THE BROKER SHALL CONDUCT ALL HIS BROKERAGE ACTIVITIES IN REGARD TO THIS AGREEMENT WITHOUT RESPECT TO RACE, RELIGION, SEX, NATIONAL ORIGIN, HANDICAP OR FAMILIAR STATUS OF ANY BUYER/TENANT OR PROSPECTIVE BUYER/TENANT, SELLER/LANDLORD OR PROSPECTIVE SELLER/LANDLORD, TENANT OR PROSPECTIVE TENANT, LANDLORD OR PROSPECTIVE LANDLORD.

17. THIS DOCUMENT IS A LEGAL DOCUMENT. EXECUTION OF THIS DOCUMENT HAS LEGAL CONSEQUENCES THAT COULD BE ENFORCEABLE IN A COURT OF LAW.

18. The “Working With Real Estate Agents” publication is attached as Exhibit C.

LISTING AGENCY:	W. C. PINKARD & CO., INC. dba COLLIERS PINKARD
(Name of Firm)

	By:	/s/ Robert Cochran	(SEAL)
	Title:	Executive Vice President — Principal
Date:

SELLER/LANDLORD:	YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP
(Name of firm or individual(s))

	By:	/s/ Rick Yager	(SEAL)
	Title:	Agent for YKPF
Date:

EXHIBIT A

	SALE ☐	LEASE ☐	SALE AND LEASE ✓
OFFICE ✓	INVESTMENT ☐	RETAIL ☐	INDUSTRIAL ☐	LAND ☐

Address:	6623-6635 Executive Circle Drive, Charlotte, NC 28212

Building Name:	East Park

Suppl. Location:

Zip Code:	28212	County:	Mecklenburg

Colliers Pinkard Salesman:	David Dorsch and Rob Cochran

Sale Price:	2,750,000	Building Sq. Ft.:	44,000

Lease Price:	$13.50 per SF (gross or full service)	Available Sq.Ft.:	3,400

Possession:	at document execution	Subdividable:	yes

Lease Term:	3 to 10 years	Inspection:

Realtor:	Colliers Pinkard	Acreage/Lot:

Phone #:	704.375.7771	Zoning:	O-15 (CD)

Owner: YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP			Plats/Maps:

Phone #:	704-889-2500	Assessments:

Source:	existing business	Taxes:

Commission:	lease is 4% for direct leases and 6% for co-broke leases, sale is 5% for direct sale and 6% for co-broke sale

Remarks: the IRS is the largest tenant in the park, and the landlord’s decision to sell or lease additional space will be predicated upon this tenant’s lease renewal which will occur by October of 2004

LOT INFORMATION

Dimensions:		Waterfront:	n/a

Grade:	flat	Mass Transit:	bus

Utilities:	all	Railroad:	no

DESCRIPTION OF IMPROVEMENTS

No. Stories:	1	Dimensions:

Exterior:	brick	Floor Construction:	concrete slab

Ceiling Height:		Type Cooling:

Type Heating:		Electricity:

Type Elevator:		Elevator Size:	n/a

Elevator Capacity:	n/a	Loading Facilities:

Drive-in:		Dock:

Sprinklers:

EXHIBIT B

Colliers Pinkard
Schedule of Commissions

SALES

Commissions on sales are calculated at five (5%) of the gross sales price if Colliers Pinkard is the procuring cause of the sale. If a licensed real estate broker other than Colliers Pinkard is the procuring cause, the commission will be calculated at six percent (6%) of the gross sale price. If some other method of calculation is determined, this will be included as part of the executed listing agreement.

In the event Seller/Landlord sells the real property or any interest therein (whether by outright sale, exchange, or otherwise), the term “gross sales price” means the total consideration transferred for the real property or any interest therein. In the event Seller/Landlord contributes the real property or any interest therein to a joint venture, partnership, or other business entity, the term “gross sales price” means the fair market value of the real property less the value of any interest in the real property retained by Seller/Landlord. In the event Seller/Landlord is a joint venture, partnership, or other business entity, and an interest in such entity is transferred (by merger, purchase, or otherwise) in lieu of a sale of the real property, the term “gross sales price” means the fair market value of the real property multiplied by the percentage of the interest so transferred.

If Colliers Pinkard recognizes a licensed broker other than the assigned team as indicated on Exhibit A of this agreement who is duly authorized to represent the purchaser in a transaction for which a commission is payable hereunder, Colliers Pinkard will request such broker to agree to accept an equitable portion (but not more than half) of the commission as its compensation. If such broker so agrees, Seller/Landlord will pay to Colliers Pinkard the commission provided for herein out of which Colliers Pinkard will pay to such broker its agreed share and retain the balance as Colliers Pinkard compensation. If such broker does not so agree, then negotiations will be suspended until such agreement is obtained. Colliers Pinkard will not be liable for failure to obtain such agreement.

LEASES AND SUBLEASES

RATES:

Four percent (4%) of the aggregate rental for the entire lease term.

TIME OF PAYMENT:

Commissions on leases shall be paid one half (1/2) upon the execution and delivery of the lease by and between the Landlord and Tenant and one half (1/2) upon the commencement of the term of the lease as stated in the lease document.

RENEWALS AND EXTENSIONS:

If a lease is renewed or extended Landlord shall pay additional commissions to Colliers Pinkard equal to four percent (4%) of the rental payable during the renewal or extension term. Any such additional commissions shall be paid at the time of the exercise of the agreement to renew, extend the lease term.

Notwithstanding anything contained herein, the lease renewal fee for the existing tenant, the “IRS” Internal Revenue Service or “GSA” Government Services Agency, would be equal to two percent (2%) of the rental payable during the renewal or extension term. Any such additional commissions shall be paid at the time of the exercise of the agreement to renew, extend the lease term.

EXPANSIONS:

If the Tenant leases additional space from the Landlord as an expansion or substitute space, Landlord shall pay additional commissions to Colliers Pinkard equal to four percent (4%) of the rental payable during the term of the lease of such additional or other space. Any such additional commissions shall be paid at the time of the exercise of the agreement to lease other or additional space.

Notwithstanding anything contained herein, as part of the lease renewal for the existing tenant, the “IRS” Internal Revenue Service or “GSA” Government Services Agency, would be equal to two percent (2%) of the rental payable during the renewal or extension term for expansion space, substitute, or additional space. Any such additional commissions shall be paid at the time of the exercise of the agreement to renew, extend the lease term.

COMPUTATION OF RENTAL:

A. Leases & Subleases:

Commission shall be computed in accordance with the above rates based upon the gross rental set forth in the lease or sublease including any percentage or additional rental based upon the gross receipts of, or sales by the tenant, but excluding any additional rental payable pursuant to tax and operating expense escalation provisions.

B. Assignment, Surrender, Cancellation or Sale of Lease Transaction:

The commission shall be computed in accordance with the above rates based upon the aggregate rental for the remaining unexpired term of the tenant’s lease for the Premises.

SALE OF LANDLORD’S INTEREST

In the event of a sale or other conveyance or disposition of the Landlord’s interest in the property, Landlord shall continue to be responsible to pay Colliers Pinkard the commission due pursuant to this Schedule, unless Landlord obtains from the grantee of Landlord’s interest and delivers to Colliers Pinkard a written agreement pursuant to which the grantee assumes the Landlord’s commission obligations under this Schedule.

TENANT AGENTS

If a licensed real estate broker other than Colliers Pinkard’s assigned team as indicated on Exhibit A of this agreement is the effective procuring cause of any lease or sublease or assignment covered by this agreement, Colliers Pinkard shall use its best efforts to have such other broker agree to accept as its compensation one (1) full commission computed and payable in accordance with these provisions and, Landlord will pay Colliers Pinkard one and one-half (1-1/2) commission computed and payable in accordance with these provisions out of which Colliers Pinkard will pay to such other broker his one (1) full commission and retain one half (1/2) commission as Colliers Pinkard’s compensation. If the other broker will not agree to accept, as its compensation, one (1) full commission of the total lease value computed and payable in accordance with these applicable provisions, the Landlord’s approval will be necessary if the proposal is to be further negotiated. In no event shall Colliers Pinkard be liable for the failure to obtain such other broker’s agreement to accept, as its compensation, one (1) full commission of the total lease value in accordance with these provisions.

EXHIBIT C

WORKING WITH REAL ESTATE AGENTS

NOTE: Effective July 1, 2001, in every real estate sales transaction, a real estate agent shall, at first substantial contact directly with a prospective buyer or seller, provide the prospective buyer or seller with the following information [NC Real Estate Commission Rule 21 NCAC 58A.0104(c)].

When buying or selling real estate, you may find it helpful to have a real estate agent assist you. Real estate agents can provide many useful services and work with you in different ways. In some real estate transactions, the agents work for the seller. In others, the seller and buyer may each have agents. And sometimes the same agents work for both the buyer and the seller. It is important for you to know whether an agent is working for you as your agent or simply working with you while acting as an agent of the other party.

This brochure addresses the various types of working relationships that may be available to you. It should help you decide which relationship you want to have with a real estate agent. It will also give you useful information about the various services real estate agents can provide buyers and sellers, and it will help explain how real estate agents are paid.

SELLERS

Seller’s Agent

If you are selling real estate, you may want to “list” your property for sale with a real estate firm. If so, you will sign a “listing agreement” authorizing the firm and its agents to represent you in your dealings with buyers as your seller’s agent. You may also be asked to allow agents from other firms to help find a buyer for your property. Be sure to read and understand the listing agreement before you sign it.

Duties to Seller: The listing firm and its agents must • promote your best interests • be loyal to you • follow your lawful instructions • provide you with all material facts that could influence your decisions • use reasonable skill, care and diligence, and • account for all monies they handle for you. Once you have signed the listing agreement, the firm and its agents may not give any confidential information about you to prospective buyers or their agents without your permission. But until you sign the listing agreement, you should avoid telling the listing agent anything you would not want a buyer to know.

Services and Compensation: To help you sell your property, the listing firm and its agents will offer to perform a number of services for you. These may include • helping you price your property • advertising and marketing your property • giving you all required property disclosure forms for you to complete • negotiating for you the best possible price and terms • reviewing all written offers with you and • otherwise promoting your interests.

For representing you and helping you sell your property, you will pay the listing firm a sales commission or fee. The listing agreement must state the amount or method for determining the commission or fee and whether you will allow the firm to share its commission with agents representing the buyer.

Dual Agent

You may even permit the listing firm and its agents to represent you and a buyer at the same time. This “dual agency relationship” is most likely to happen if an agent with your listing firm is working as a buyer’s agent with someone who wants to purchase your property. If this occurs and you have not already agreed to a dual agency relationship in your listing agreement, your listing agent will ask you to sign a separate agreement or document permitting the agent to act as agent for both you and the buyer.

It may be difficult for a dual agent to advance the interests of both the buyer and seller. Nevertheless, a dual agent must treat buyers and sellers fairly and equally. Although the dual agent owes them the same duties, buyers and sellers can prohibit dual agents from divulging certain confidential information about them to the other party.

Some firms also offer a form of dual agency called “designated agency” where one agent in the firm represents the seller and another agent represents the buyer. This option (when available) may allow each “designated agent” to more fully represent each party.

If you choose the “dual agency” option, remember that since a dual agent’s loyalty is divided between parties with competing interests, it is especially important that you have a clear understanding of • what your relationship is with the dual agent and • what the agent will be doing for you in the transaction.

BUYERS

When buying real estate, you may have several choices as to how you want a real estate firm and its agents to work with you. For example, you may want them to represent only you (as a buyer’s agent). You may be willing for them to represent both you and the seller at the same time (as a dual agent). Or you may agree to let them represent only the seller (seller’s agent or subagent). Some agents will offer you a choice of these services. Others may not.

Buyer’s Agent

Duties to Buyer: If the real estate firm and its agents represent you, they must • promote your best interests • be loyal to you • follow your lawful instructions • provide you with all material facts that could influence your decisions • use reasonable skill, care and diligence, and • account for all monies they handle for you. Once you have agreed (either orally or in writing) for the firm and its agents to be your buyer’s agent, they may not give any confidential information about you to sellers or their agents without your permission. But until you make this agreement with your buyer’s agent, you should avoid telling the agent anything you would not want a seller to know.

Unwritten Agreements: To make sure that you and the real estate firm have a clear understanding of what your relationship will be and what the firm will do for you, you may want to have a written agreement. However, some firms may be willing to represent and assist you for a time as a buyer’s agent without a written agreement. But if you decide to make an offer to purchase a particular property, the agent must obtain a written agency agreement. If you do not sign it, the agent can no longer represent and assist you and is no longer required to keep information about you confidential. Furthermore, if you later purchase the property through an agent with another firm, the agent who first showed you the property may seek compensation from the other firm. Be sure to read and understand any agency agreement before you sign it.

Services and Compensation: Whether you have a written or unwritten agreement, a buyer’s agent will perform a number of services for you. These may include helping you • find a suitable property • arrange financing • learn more about the property and • otherwise promote your best interests. If you have a written agency agreement, the agent can also help you prepare and submit a written offer to the seller.

A buyer’s agent can be compensated in different ways. For example, you can pay the agent out of your own pocket. Or the agent may seek compensation from the seller or listing agent first, but require you to pay if the listing agent refuses. Whatever the case, be sure your compensation arrangement with your buyer’s agent is spelled out in a buyer agency agreement before you make an offer to purchase property and that you carefully read and understand the compensation provision.

Dual Agent

You may permit an agent or firm to represent you and the seller at the same time. This “dual agency relationship” is most likely to happen if you become interested in a property listed with your buyer’s agent or the agent’s firm. If this occurs and you have not already agreed to a dual agency relationship in your (written or oral) buyer agency agreement, your buyer’s agent will ask you to sign a separate agreement or document permitting him or her to act as agent for both you and the seller. It may be difficult for a dual agent to advance the interests of both the buyer and seller. Nevertheless, a dual agent must treat buyers and sellers fairly and equally. Although the dual agent owes them the same duties, buyers and sellers can prohibit dual agents from divulging certain confidential information about them to the other party.

Some firms also offer a form of dual agency called “designated agency” where one agent in the firm represents the seller and another agent represents the buyer. This option (when available) may allow each “designated agent” to more fully represent each party.

If you choose the “dual agency” option, remember that since a dual agent’s loyalty is divided between parties with competing interests, it is especially important that you have a clear understanding of • what your relationship is with the dual agent and • what the agent will be doing for you in the transaction. This can best be accomplished by putting the agreement in writing at the earliest possible time.

Seller’s Agent Working with a Buyer

If the real estate agent or firm that you contact does not offer buyer agency or you do not want them to act as your buyer agent, you can still work with the firm and its agents. However, they will be acting as the seller’s agent (or “subagent”). The agent can still help you find and purchase property and provide many of the same services as a buyer’s agent. The agent must be fair with you and provide you with any “material facts” (such as a leaky roof) about properties.

But remember, the agent represents the seller — not you — and therefore must try to obtain for the seller the best possible price and terms for the seller’s property. Furthermore, a seller’s agent is required to give the seller any information about you (even personal, financial or confidential information) that would help the seller in the sale of his or her property. Agents must tell you in writing if they are sellers’ agents before you say anything that can help the seller. But until you are sure that an agent is not a seller’s agent, you should avoid saying anything you do not want a seller to know.

Sellers’ agents are compensated by the sellers.

WORKING WITH REAL ESTATE AGENTS

This is not a contract

By signing, I acknowledge that the agent named below furnished a copy of this brochure and reviewed it with me.

YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP

Buyer or Seller Name (Print or Type)	Buyer or Seller Name (Print or Type)

Rick Yager, Agent for YKPF

Buyer or Seller Signature	Buyer or Seller Signature

Date	Date

COLLIERS PINKARD
Firm Name

David A. Dorsch
Agent Name

Disclosure of Seller Subagency

When showing you property and assisting you in the purchase of a property, the above agent and firm will represent the SELLER. For more information, see “Seller’s Agent Working with a Buyer” in the brochure.

Buyer’s Initials Acknowledging Disclosure: ______________

Agents must retain this acknowledgment for their files.

DUAL AGENCY ADDENDUM
for
LISTING AGREEMENT OF PROPERTY FOR LEASE OR SALE

This Dual Agency Addendum hereby modifies the attached Listing Agreement of Property for Lease or Sale, dated February 2, 2004 by and between W.C. Pinkard & Co., Inc. dba Colliers Pinkard (hereinafter referred to as “Broker”) and             YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP             (hereinafter referred to as “Seller/Landlord”). The term “Broker” shall sometimes hereinafter include Broker and its individual sales associates, as the sense requires.

The potential for Dual Agency arises if a Buyer/Tenant who has an agency relationship with the Broker becomes interested in viewing a property listed with the Broker. A Broker may represent more than one party in the same transaction only with the knowledge and informed consent of all parties for whom the Broker acts.

1. DUAL AGENCY: It is agreed that Broker, acting by and through its individual sales associates, may serve as both Seller/Landlord’s Agent and Buyer/Tenant’s Agent in the representation of Seller/Landlord’s property to Buyer/Tenant should circumstances creating Dual Agency arise. In the event Broker serves as a Dual Agent, the parties agree that without permission from the party about whom the information pertains, Broker shall not disclose to the other party the following information:

(a)	that a party may agree to a price, terms, or any conditions of sale or lease other than those offered;

(b)	the motivation of a party for engaging in the transaction, unless disclosure is otherwise required by statute or rule, and

(c)	any information about a party which that party has identified as confidential unless disclosure is otherwise required by statute or rule.

2. BROKER’S DUAL AGENT ROLE: If Broker serves as Agent for both Seller/Landlord and Buyer/Tenant in a transaction, Broker shall make every reasonable effort to represent Seller/Landlord and Buyer/Tenant in a balanced and fair manner. Broker shall also make every reasonable effort to encourage and effect communication and negotiation between Seller/Landlord and Buyer/Tenant. Seller/Landlord and/or Buyer/Tenant understand and acknowledge that:

(a)	Prior to the time Dual Agency occurs, Broker will act as the exclusive Agent of Seller/Landlord and/or Buyer/Tenant;

(b)	In those separate roles Broker may obtain information, which, if disclosed, could harm the bargaining position of the party providing such information to Broker;

(c)	Broker is required by law to disclose to Buyer/Tenant and Seller/Landlord any known or reasonably ascertainable material facts.

Seller/Landlord and/or Buyer/Tenant agree Broker shall not be liable to either party for (1) disclosing material facts required by law to be disclosed; and (2) refusing or failing to disclose other information the law does not require to be disclosed which could harm or compromise one party’s bargaining position but could benefit the other party.

3. SELLER/LANDLORD’S AND BUYER/TENANT’S ROLES: Should Broker become a Dual Agent, Seller/Landlord and/or Buyer/Tenant understand and acknowledge that:

(a)	They have the responsibility of making their own decisions as to what terms are to be included in any agreement between them;

(b)	They are fully aware of and understand the implications and consequences of Broker’s dual agency role as expressed herein to provide balanced and fair representation of Seller/Landlord and Buyer/Tenant and to encourage and effect communication between them rather than as an advocate or exclusive agent or representative;

(c)	They have determined that the benefits of entering into this Dual Agency relationship with Broker, acting as Agent for them both, outweigh any disadvantages or adverse consequences;

(d)	They may seek independent legal counsel to assist them with the negotiation and preparation of an agreement or with any matter relating to the transaction which is the subject matter of an agreement.

Seller/Landlord and/or Buyer/Tenant agree to indemnify and hold Broker harmless against all claims, damages, losses, expenses or liabilities, other than violations of the North Carolina Real Estate License Law and intentional wrongful acts, arising from Broker’s role as a Dual Agent. Seller/Landlord and Buyer/Tenant shall have a duty to protect their own interests and should read this agreement and any purchase and sale or lease agreement carefully to ensure that they accurately set forth the terms which they want included in said agreements.

4. DESIGNATED AGENT OPTION (initial only if applicable):

          Buyer/Tenant hereby authorizes the Broker (Firm) to designate an agent(s) to represent the Buyer/Tenant, to the exclusion of any other licensees associated with the Broker. The agent(s) shall not be so designated and shall not undertake to represent only the interests of the Buyer/Tenant if the agent(s) has actually received confidential information concerning the Seller/Landlord in connection with the transaction. The designated agent(s) shall represent only the interests of the Buyer/Tenant to the extent permitted by law.

/s/ RY Seller/Landlord hereby authorizes the Broker (Firm) to designate an agent(s) to represent the Seller/Landlord, to the exclusion of any other licensees associated with the Broker. The agent(s) shall not be so designated and shall not undertake to represent only the interests of the Seller/Landlord if the agent(s) has actually received confidential information concerning the Buyer/Tenant in connection with the transaction. The designated agent(s) shall represent only the interests of the Seller/Landlord to the extent permitted by law.

THIS IS INTENDED TO BE A LEGALLY BINDING DUAL AGENCY ADDENDUM THAT MAY ULTIMATELY RESTRICT YOUR LEGAL RIGHTS OR REMEDIES. IF YOU DO NOT UNDERSTAND THIS ADDENDUM OR FEEL IT DOES NOT PROVIDE FOR YOUR LEGAL NEEDS, YOU SHOULD CONSULT AN ATTORNEY BEFORE YOU SIGN IT.

Seller/Landlord and Broker each hereby acknowledges receipt of a signed copy of this Dual Agency

Addendum:

YAGER/KUESTER PUBLIC FUND LIMITED PARTNERSHIP		W.C. Pinkard & Co., Inc. dba Colliers Pinkard

Seller/Landlord	Date

/s/Rick Yager, Agent for YKPF		/s/Robert Cochran

Seller/Landlord	Date	Broker	Date